UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

February 19, 2016

Date of Report (Date of earliest event reported)

PhotoMedex, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-11635	59-2058100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

100 Lakeside Drive, Suite 100, Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

(610) 208-1991 Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 19, 2016, PhotoMedex, Inc. (“PHMD”), Radiancy, Inc., a wholly-owned subsidiary of PHMD (“Radiancy”), DS Healthcare Group, Inc. (“DSKX”) and PHMD Consumer Acquisition Corp., a wholly-owned subsidiary of DSKX (“Merger Sub A”), entered into an Agreement and Plan of Merger and Reorganization (the “Radiancy Merger Agreement”) pursuant to which Radiancy will merge with Merger Sub A, with Radiancy as the surviving corporation in such merger (the “Radiancy Merger”). Concurrently, PHMD, Photomedex Technology, Inc., a wholly-owned subsidiary of PHMD (“P-Tech”), DSKX, and PHMD Professional Acquisition Corp., a wholly-owned subsidiary of DSKX (“Merger Sub B”), entered into an Agreement and Plan of Merger and Reorganization (the “P-Tech Merger Agreement” and together with the Radiancy Merger Agreement, the “Merger Agreements”) pursuant to which P-Tech will merge with Merger Sub B, with P-Tech as the surviving corporation in such merger (the “P-Tech Merger” and together with the Radiancy Merger, the “Mergers”). As a result of the Mergers, DSKX will become the holding company for Radiancy and P-Tech. The Mergers are expected to qualify as tax-free transfers of property to DSKX for federal income tax purposes. There can be no guarantee that the transactions contemplated by the Merger Agreement will be consummated; please see FORWARD LOOKING STATEMENTS below.

The Radiancy Merger Agreement provides that, upon completion of the Radiancy Merger, PHMD shall receive 2.0 million shares of preferred stock to be issued by DSKX (the “Series A Preferred Stock”) and a note with a principal amount of up to $4.5 million with an interest rate of 3% per annum (the “Note”). Pursuant to the Note, DSKX will pay PHMD $1.5 million on the closing date, $2.0 million plus accrued interest on September 15, 2016 and the balance plus accrued interest on the third anniversary of the date of issuance. The Note will be secured by a pledge of all of Radiancy’s capital stock and a security interest in its collateral. The Series A Preferred Stock, when issued, will have a liquidation preference of $10.00 per share and vote on an “as converted” basis, together with the holders of DSXK’s common stock as a single class on all matters submitted for a vote of holders of DSKX’s common stock, with a separate class vote with respect to (a) any amendment, alteration, waiver or repeal of DSKX’s articles of incorporation or bylaws and (b) creation, authorization or issuance of any other series of preferred stock or capital stock by DSKX having a liquidation preference superior to the Series A Preferred Stock. The Series A Preferred Stock does not accrue or pay any dividend. No earlier than five years following issuance, all outstanding shares of Series A Preferred Stock are subject to a mandatory redemption by DSKX at the option of the holder, at a price of $10.00 per share. Beginning on the first anniversary of issuance, shares of the Series A Preferred Stock are convertible into shares of DSKX common stock on a one-for-one basis, subject to adjustments contained therein. DSKX can force mandatory conversions following each of the first three anniversary dates of issuance based upon the 20-day VWAP of closing share prices of DSKX common stock exceeding certain agreed upon thresholds on those dates. If the combined adjusted working capital of Radiancy and P-Tech is less than $11.5 million, there is a dollar-for-dollar adjustment to the Note first impacting the installment due on the third anniversary of the issuance date, and second to the shares of Series A Preferred Stock to be issued, at a rate of $10.00 per share.

The P-Tech Merger Agreement provides that, upon completion of the P-Tech Merger, PHMD shall receive 8.75 million shares of DSKX common stock, of which 6.0 million are subject to a make-whole adjustment. If those 6.0 million shares of DSKX common stock are not worth $20.0 million based upon a 30-day VWAP of closing share prices of DSKX common stock ending on the first anniversary of the closing date, DSKX shall issue an additional number of shares of DSKX common stock, valued at that 30-day VWAP, so that the value of PHMD’s initial 6.0 million shares, together with the additional shares received, is worth $20.0 million. This make-whole adjustment will not apply if PHMD has received $50.0 million of aggregate net cash proceeds from the merger consideration paid under both Merger Agreements or if PHMD has rejected a bona fide offer from DSKX of $50.0 million in cash for such merger consideration. The number of shares of DSKX common stock issuable under the P-Tech Merger Agreement is subject to customary anti-dilution adjustments in the event of stock splits, stock dividends and similar transactions involving DSKX common stock.

Following completion of the Mergers, Radiancy and P-Tech will each continue to operate as separate subsidiaries of DSKX. Pursuant to a stockholders agreement to be entered into on the closing date (the “Stockholders Agreement”), the DSKX board of directors will be three current DSKX directors (Renee Barch-Niles, its current chief executive officer, Daniel Khesin, its current chairman and founder, and Michael Pope, one of its independent directors), three current PHMD directors (Dolev Rafaeli, its chief executive officer, Dennis McGrath, its president and chief financial officer, and an independent director of PHMD), and an additional independent director mutually acceptable to PHMD and DSKX. Pursuant to the Stockholders Agreement, each committee of DSKX will contain at least one DSKX designee and one PHMD designee. The following decisions following the closing date, among others, will require five affirmative votes of the DSKX board of directors, including two PHMD designees: (a) material indebtedness of DSKX other than in connection with the redemption of the Series A Preferred Stock, (b) issuance of shares of DSKX common stock that would have a potential dilutive or impairment effect on the value of the consideration received by PHMD pursuant to the Merger Agreements, (c) entering into a sale of control of DSKX or of Radiancy and P-Tech, and (d) acquisitions having a value in excess of $5.0 million. Following the closing date, pursuant to the Stockholders Agreement, PHMD shall be generally restricted from selling more than 8-1/3% of the merger consideration it received over any 90 day period. It must notify DSKX fifteen business days prior to any sale to permit DSKX to repurchase, or arrange for a third-party to buy, such shares at the closing price on the date of such notice. Such prior notice and repurchase would not apply to any sales by PHMD pursuant to a 10b5-1 plan. The Stockholders Agreement would terminate upon a sale of control of DSKX or PHMD beneficial ownership falling below 15%.

On the closing date, PHMD and DSKX will also enter into a customary registration rights agreement, pursuant to which DSKX shall have an effective registration statement within 90 days thereof, and a transition services agreement pursuant to which PHMD will provide DSKX certain specified services over a four month period following the closing date at a rate of $100,000 per month, plus reimbursement of reasonable out-of-pocket expenses, and certain consulting services for an 18 month period following the closing date.

The Merger Agreements contain representations and warranties from PHMD, Radiancy, and P-Tech, on the one hand, and DSKX, Merger Sub A, and Merger Sub B, on the other hand, that are qualified by the confidential disclosures provided to the other party in connection with the Merger Agreements. The Merger Agreements include other affirmative and negative covenants of the parties which are customary in transactions of this type, including covenants by PHMD not to solicit alternative transactions or to enter into discussions concerning, or to provide confidential information in connection with, an alternative transaction, except under the circumstances permitted in the Merger Agreements. DSKX covenants that it will not, unless the Merger Agreements are otherwise terminated, solicit an alternative transaction or initiate or enter into discussions concerning, or provide confidential information in connection with, an alternative transaction. Pursuant to the Merger Agreements, PHMD will be subject to five year non-competition and non-solicitation covenants following the closing date with respect to the businesses of Radiancy and P-Tech. The Merger Agreement also contains mutual indemnification obligations. Other than certain fundamental representations and warranties, PHMD’s indemnification obligations are subject to a $4.5 million cap and $150,000 deductible, with such representations and warranties generally surviving 18 months following the closing date. Additionally, PHMD can satisfy its indemnification obligations by delivering shares of DSKX common stock, valued at the then market price as at the date such indemnification obligation is incurred.

Additionally, each of PHMD and DSKX covenant that it will file a proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the Mergers within thirty days after the execution of the Merger Agreement.  As a condition to entering into the Merger Agreements, each of PHMD and DSKX received affiliate letters from the directors and officers of the other party to vote their respective shares of common stock in favor of the transactions.

Completion of the Mergers is subject to a number of customary conditions, including the approval of the issuance of shares of DSKX common stock pursuant to the Merger Agreements by the stockholders of DSKX, the sale of substantially all of the assets of PHMD by the stockholders of PHMD, and the receipt of required regulatory approvals.

The Merger Agreement, in addition to providing that the parties can mutually terminate the Merger Agreements, contains termination rights for PHMD and DSKX, as the case may be, including, among others, upon: (1) final, nonappealable denial of required regulatory approvals or injunction prohibiting the transactions contemplated by the Merger Agreement; (2) May 31, 2016, if the Mergers have not been completed by that time, provided that the parties may mutually agree to extend the Merger Agreements for an additional 90 days; (3) a breach by the other party that is not or cannot be cured within 30 days’ notice if such breach would result in a failure of the conditions to closing set forth in the Merger Agreements to be satisfied; (5) failure of either PHMD’s or DSKX’s stockholders to approve and adopt the required resolutions; or (6) failure by either the PHMD or the DSKX Board of Directors to recommend that its stockholders approve the required resolutions at a time that such recommendation is required or a withdrawal or adverse modification of that recommendation.  PHMD has the right to terminate the Merger Agreements under certain circumstances relating to other permitted acquisition proposals with respect to PHMD and, in the event of such termination, PHMD would be obligated to pay DSKX a termination fee of $3.0 million. PHMD would also be obligated to reimburse DSKX, and DSKX would also be obligated to reimburse PHMD, for its actual fees and expenses incurred in connection with the Mergers in an amount not to exceed $750,000 in the event that their respective stockholders do not approve the transaction at the meeting of stockholders called for that purpose. In the event of certain termination events available to PHMD, DSKX would be obligated to pay PHMD a termination fee of $3.0 million.

The foregoing description of the Merger Agreements do not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreements, which are attached hereto as Exhibits 2.1 and 2.2 and are incorporated herein by reference. The representations, warranties and covenants of each party set forth in the Merger Agreements have been made only for purposes of, were and are solely for the benefit of the parties to, the Merger Agreements, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreements and not establishing these matters as facts, and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to investors. In addition, such representations and warranties (i) will not survive consummation of the Mergers, unless otherwise specified in the Merger Agreements, and (ii) were made only as of the date of the Merger Agreements or such other date as is specified in the Merger Agreements.  PHMD’s stockholders and other investors are not third-party beneficiaries under the Merger Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of PHMD, DSKX or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreements, which subsequent information may or may not be fully reflected in PHMD’s public disclosures.  Accordingly, the Merger Agreements are included with this filing only to provide investors and security holders with information regarding the terms of the Merger Agreements.  It is not intended to be a source of ongoing financial, business or operational information, or provide any other factual information, about PHMD, DSKX or their respective subsidiaries or affiliates to be relied on by investors.  The Merger Agreements should not be read alone, but should instead be read in conjunction with the other information regarding PHMD, DSKX, their respective affiliates or their respective businesses, the Merger Agreements and the Mergers that will be contained in, or incorporated by reference into, the proxy statement to be filed by PHMD that will include a proxy statement of PHMD, as well as in the Forms 10-K, Forms 10-Q and other filings that PHMD makes with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

2.1	Agreement and Plan of Merger and Reorganization, dated as of February 19, 2016, by and among DS Healthcare Group, Inc., PHMD Consumer Acquisition Corp., PhotoMedex, Inc., and Radiancy, Inc. (the schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)

2.2	Agreement and Plan of Merger and Reorganization, dated as of February 19, 2016, by and among DS Healthcare Group, Inc., PHMD Professional Acquisition Corp., PhotoMedex, Inc., and Photomedex Technology, Inc. (the schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)

99.1	Press release, dated February 22, 2016, of PhotoMedex, Inc.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations of PHMD and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding the expected benefits of a potential combination of PHMD and DSKX, including the expected effect of the Mergers on PHMD’s and DSKX’s financial results and profile (e.g., earnings per share and synergies); the anticipated benefits of geographic diversity that would result from the Mergers and the expected results of PHMD’s and DSKX’s product portfolios; expectations about future business plans, prospective performance and opportunities; required regulatory approvals and the expected timing of the completion of the transaction. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should”, “will” or similar words intended to identify information that is not historical in nature. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. There is no assurance that the potential transaction will be consummated, and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include (a) the timing to consummate a potential transaction between PHMD and DSKX; (b) the ability and timing to obtain required regulatory approvals and satisfy or waive other closing conditions; (c) the possibility that the Mergers do not close when expected or at all; or that the companies may be required to modify aspects of the Mergers to achieve regulatory approval; (d) the ability of DSKX to promptly and effectively integrate the respective businesses of Radiancy and Photomedex Technology; (e) the requirement to satisfy closing conditions to the Mergers as set forth in the Merger Agreements; (f) the outcome of any legal proceedings that may be instituted in connection with the transaction; (g) the ability to retain certain key employees of Radiancy or Photomedex Technology; (h) that there may be a material adverse change affecting PHMD or DSKX, or the respective businesses of PHMD or DSKX may suffer as a result of uncertainty surrounding the transaction; and (i) the risk factors disclosed in PHMD’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K, which PHMD filed on March 16, 2015. Forward-looking statements reflect PHMD’s management’s analysis as of the date of this Current Report on Form 8-K, even if subsequently made available PHMD on its website or otherwise. PHMD does not undertake to revise these statements, whether written or oral, that may be made from time to time to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where You Can Find It

This Current Report on Form 8-K is not a solicitation of a proxy from any stockholder of PHMD. In connection with the Merger Agreements, DSKX and PHMD intend to file relevant materials with the SEC, including proxy statements by each of PHMD and DSKX. Investors and security holders are urged to read these materials and any other relevant documents filed with the SEC when they become available because they will contain important information about PHMD, DSKX and the proposed transaction. The proxy statements, and other relevant materials (when they become available), and any other documents filed by PHMD or DSKX with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders of PHMD may obtain free copies of the documents filed with the SEC by directing such request to PHMD at 100 Lakeside Drive, Suite 100, Horsham, Pennsylvania 19044, Attention: Corporate Secretary, or by telephone at (215) 619-3600.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

PHMD and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transactions. Certain executive officers and directors of PHMD have interests in the transaction that may differ from the interests of stockholders generally. Information about PHMD’s directors and executive officers is available in PHMD’s definitive proxy statement, dated September 25, 2015, for its 2015 annual meeting of stockholders. These interests will be described in the proxy statement when it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOMEDEX, INC.

Dated: February 22, 2016

	By:	/s/ Dolev Rafaeli
Dolev Rafaeli
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of February 19, 2016, by and among DS Healthcare Group, Inc., PHMD Consumer Acquisition Corp., PhotoMedex, Inc., and Radiancy, Inc. (the schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)
2.2	Agreement and Plan of Merger and Reorganization, dated as of February 19, 2016, by and among DS Healthcare Group, Inc., PHMD Professional Acquisition Corp., PhotoMedex, Inc., and Photomedex Technology, Inc. (the schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)
99.1	Press release, dated February 22, 2016, of PhotoMedex, Inc.